As filed with the Securities and Exchange Commission on July 27, 2026

Registration No. 333-297288

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Z SQUARED INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1465952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

550 South Andrews Avenue, Suite 700

Fort Lauderdale, Florida 33301

(305) 697-0792

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Halabu

Chief Executive Officer

Z Squared Inc.

550 South Andrews Avenue, Suite 700

Fort Lauderdale, Florida 33301

(305) 697-0792

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Morris C. Zarif, Esq.

Zarif Law Group P.C.

808 Springwood Avenue, Suite 110

Asbury Park, NJ 07711

(732) 755-0146

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Z Squared Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registrant’s Registration Statement on Form S-3 (File No. 333-297288) (the “Registration Statement”), which was filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on July 6, 2026 as an automatic shelf registration statement and became effective upon filing pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”), pertaining to the registration of:

●	the offering, issuance and sale by the Registrant of up to $300,000,000 in the aggregate of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), preferred stock, debt securities, units, rights and/or warrants from time to time in one or more offerings pursuant to a base prospectus; and

●	the offering, issuance and sale by the Registrant of up to a maximum aggregate offering price of $300,000,000 of shares of Common Stock that could be issued and sold from time to time pursuant to the Sales Agreement, dated July 6, 2026 (the “Sales Agreement”), between the Registrant and Roth Capital Partners, LLC, pursuant to a sales agreement prospectus included in the Registration Statement.

The $300,000,000 of Common Stock that could be offered, issued and sold under the sales agreement prospectus was included in the $300,000,000 of securities that could be offered, issued and sold by the Registrant under the base prospectus.

On July 17, 2026, the Registrant terminated the Sales Agreement in accordance with its terms, and the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. No securities were offered or sold under the Sales Agreement prior to termination.

In accordance with the undertakings made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all shares of Common Stock and any other securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 27th day of July, 2026.

Z SQUARED INC.

By:	/s/ David Halabu
Name:	David Halabu
Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the above-referenced Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

2